For Immediate Release
March 28, 2013

HomeTrust Bancshares, Inc. Announces CEO Succession Plan

Asheville, North Carolina The Board of Directors of HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today that F. Edward Broadwell, Jr. will retire as Chairman and Chief Executive Officer of the Company and the Bank effective at the Company’s next annual meeting of shareholders, which is expected to be held in November 2013. Mr. Broadwell will be succeeded as CEO by Dana L. Stonestreet, who currently serves as President and Chief Operating Officer and a director of the Company and the Bank. Effective July 1, 2013 until Mr. Broadwell’s retirement date, Messrs. Broadwell and Stonestreet will serve as co-CEOs of the Company and the Bank. Mr. Broadwell will continue as a director of the Company and the Bank until the annual meeting of shareholders to be held in the fall of 2014.

Director Larry McDevitt, Chairman of the Board’s Governance and Nominating Committee stated, “This succession in executive leadership has been carefully planned by the Board over the past several years. We are extremely grateful to Ed Broadwell for the many years of dedicated service and outstanding leadership he has provided to HomeTrust. The Bank has grown tremendously in many ways under his watch, which has spanned nearly half a century. At the same time, we are pleased to announce that Ed will be succeeded as CEO by Dana Stonestreet. We have the utmost confidence in Dana, who has served HomeTrust extremely well for the past twenty-four years and has already demonstrated the strength of his leadership skills and the depth of his industry knowledge.”

Mr. Broadwell joined the Bank (formerly Clyde Savings Bank) in 1965 as President and Chief Executive Officer and as a director. He has served as Chairman of the Board since 2002. In addition, Mr. Broadwell has served as Chairman and Chief Executive Officer of the Company since its inception in connection with the Bank’s July 2012 mutual-to-stock conversion. Under his forty-eight years of leadership, the Bank has accomplished many significant milestones:

* Grown from six to over 325 engaged, dedicated employees
* Grown from one banking office in one county to 20 offices in nine counties
* Grown from $10 million in assets to $1.6 billion in assets
* Increased capital from $500,000 to $375,000,000

Currently, the Bank is the 12th largest bank headquartered in North Carolina.

Throughout his career, Mr. Broadwell has served on the boards of numerous industry associations including America’s Community Bankers, the American Bankers Association, and Chairman of the NC Bankers’ Association. He has also served on the Federal Reserve Board’s Thrift Institutions Advisory Council from 2008 to 2010 and served as its President in 2010. He has served on the Board of the Federal Home Loan Bank of Atlanta and on the Federal Reserve Bank of Richmond’s Community Depository Institution Advisory Council. In addition, Mr. Broadwell has served on the boards of numerous community organizations and has held several board positions with the University of North Carolina system, including its Board of Governors from 1995 to 2007 and the UNC-Chapel Hill Board of Visitors from 1992 to 1996 and currently serves on the Board of Trustees of Western Carolina University.

Mr. Broadwell said: “My service to HomeTrust Bank and HomeTrust Bancshares has been a rewarding and joyous journey. I am grateful to our employees, directors and customers for the opportunity to lead such a stellar organization, through both good times and very challenging economic times. Together, we have come a long way as we have grown with the communities we so humbly serve. I look forward to continuing to serve our Company until my retirement in November. Beyond November, I have every confidence in Dana Stonestreet to continue to lead the Bank forward in the years to come. Dana and I have worked closely together for twenty-four years and we have shared the responsibility for leading the Bank. Dana has demonstrated exceptional leadership since joining HomeTrust and his work ethic has earned him the trust of employees and shareholders and the confidence of the board.”

Dana L. Stonestreet, President and Chief Operating Officer of the Company and the Bank, has served on the Bank’s Board of Directors for three years and on the Company’s Board since its inception and has thirty five years of banking industry experience. He joined HomeTrust Bank in 1989 as Chief Financial Officer, was named Chief Operating Officer in 2003 and became President in 2008. He began his financial services industry career as a CPA with KPMG. He has served in numerous community board roles over the past twenty years, and is currently Chair-Elect for the Asheville Area Chamber of Commerce, and serves as a Director for United Way and the Asheville HUB.

Mr. Stonestreet commented: “I consider it a privilege and an honor to have worked with Ed Broadwell over the past twenty-four years. His fifty years of contributions to the state’s financial community is admirable. This fall, Ed will be appropriately honored as one of the youngest inductees into the NC Bankers’ Hall of Fame in recognition of his leadership and impact on our Bank and NC’s banking industry. I am fully committed to preserving our unique hometown community bank culture and values that have driven our success for the past 100 years and look forward to serving HomeTrust Bancshares and HomeTrust Bank for many years to come.”

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County

Bank, is a community-oriented financial institution offering traditional financial services through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina. HomeTrust Bank is the 12th largest bank headquartered in North Carolina. HomeTrust Bancshares had consolidated assets of $1.6 billion as of December 31, 2012.

Forward-Looking Statements
Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by HomeTrust Bancshares, Inc. with the Securities and Exchange Commission.

Website: www.Hometrustbancshares.com

Contacts:
F. Edward Broadwell - Chairman and Chief Executive Officer
Dana L. Stonestreet - President and Chief Operating Officer
Tony J. VunCannon - Senior Vice President and Chief Financial Officer
828-259-3939

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